Exhibit (b)(9)


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                               ORCHARD SERIES FUND


                        PLAN PURSUANT TO RULE 18f-3 UNDER
                       THE INVESTMENT COMPANY ACT OF 1940


To the extent Orchard Series Fund (the "Fund") intends to create different classes of shares representing interests in the same investment portfolio, Rule 18f-3 under the Investment Company Act of 1940 ("1940 Act") requires the Fund to create a written plan specifying all of the differences among the Fund's classes, including shareholder services, distribution arrangements, expense allocations, and any related conversion features or exchange options. The Board has created the Plan to meet this requirement. The Board, including a majority of the Independent Trustees (defined herein), must periodically review the Plan for its continued appropriateness, and must approve any material amendment of the Plan as it relates to any class of any Series covered by the Plan. This Plan must be amended to properly describe each additional class of shares approved by the Fund's Board of Trustees after the date hereof. Before any material amendment of the Plan, the Fund is required to obtain a finding by a majority of the Board, and a majority of the Independent Trustees, that the Plan as proposed to be amended, including the expense allocations, is in the best interests of each class individually and the Fund as a whole.

CLASS DESIGNATIONS

The Fund may from time to time issue different classes of shares representing interests in the same investment portfolio. Each of such classes of shares will, except as described herein, have the same rights and obligations as each other class. Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in the Fund's prospectus or statement of additional information as from time to time in effect (the "Prospectus").

CLASS CHARACTERISTICS

The Fund presently proposes to issue two classes of shares of the Orchard Value Fund, Class A and Class B shares. Class A shares are offered at a public offering price that is equal to their net asset value ("NAV") without an initial sales charge or a contingent deferred sales charge ("CDSC").

Class B shares are offered at their NAV, without an initial sales charge or a CDSC, but will be subject to a fee imposed in accordance with Rule 12b-1 under the Act ("Rule 12b-1 fees"), a portion of which may include a service fee, as described in the Prospectus.


ALLOCATIONS TO EACH CLASS

Expense Allocations

The following expenses shall be allocated, to the extent practicable, on a class-by-class basis: (i) Rule 12b-1 fees payable by the Orchard Value Fund to the distributor of the Orchard Value Fund's Class B shares1. Subject to the approval of a majority of the Fund's Board of Directors, including a majority of the Independent Directors (as defined in the Distribution Plan), the following "Class Expenses" may, to the extent not required to be borne by GW Capital Management, LLC (the "Manager") or an affiliate, pursuant to the Fund's Investment Advisory Agreement, be allocated on a class-by-class basis: (a) printing and postage expenses related to preparing and distributing materials such as shareholder reports, Prospectuses and proxy statements to current shareholders of a specific class; (b) SEC registration fees incurred with respect to a specific class; (c) state blue sky and foreign registration fees and expenses incurred with respect to a specific class; (d) the expenses of administrative personnel and services required to support shareholders of a specific class; (e) litigation and other legal expenses relating to a specific class; (f) expenses relating to shareholder meetings, including Trustees' fees or expenses incurred as a result of issues relating to a specific class of shares; (g) accounting and consulting expenses relating to a specific class; (h) any fees imposed pursuant to a non-Rule 12b-1 shareholder services plan that relate to a specific class; (i) transfer fees identified as being attributable to a specific class of shares; and (j) any additional expenses, not including management fees, investment advisory fees, custodial fees or other expenses relating to the management of the Orchard Value Fund's assets, if such expenses are actually incurred in a different amount with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

All expenses not hereafter designated as Class Expenses will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Orchard Value Fund ("Fund Expenses").

Income, Gains And Losses

Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Orchard Value Fund.

Exchange Features

Class A and Class B shares shall have no conversion features and may not be exchanged for one another.

DIVIDENDS

Dividends paid by the Orchard Value Fund with respect to its Class A shares and Class B shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Rule 12b-1 fee payments relating to a class of shares will be borne exclusively by that class and any incremental transfer agency costs or, if applicable, Class Expenses relating to a class shall be borne exclusively by that class.

VOTING RIGHTS

Each share of the Fund entitles the shareholder of record to one vote. Each class of shares of the Orchard Value Fund shall have exclusive voting rights on any matter submitted to shareholders that relates solely to the rights and privileges of its class and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other class. Class B shareholders will vote separately as a class to approve any material increase in payments authorized under the Distribution Plan applicable to Class B shares.

RESPONSIBILITIES OF THE DIRECTORS

On an ongoing basis, the Trustees will monitor the Orchard Value Fund for the existence of any material conflicts among the interests of the two classes of shares. The Trustees, including a majority of the Independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. If a conflict arises, the Manager and Distributor (which also distributes the Class A shares), will take appropriate measures to remedy such conflict.

REPORTS TO THE DIRECTORS

The Manager and the Distributor will be responsible for reporting any potential or existing conflicts among the two classes of shares of Orchard Value Fund to the Trustees. In addition, the Trustees will receive quarterly and annual statements concerning expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1. In the statements, only expenditures properly attributable to the direct or indirect sale or servicing of a particular class of shares shall be used to justify any distribution fee charged to that class. The statements, including the allocations upon which they are based, will be subject to the review of the Independent Trustees in the exercise of their fiduciary duties.




Adopted this    4th    day of     July     , 1998.